AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT


                  This Amendment ("Amendment"), dated as of November 12, 1998 is between BE Aerospace, Inc., a Delaware corporation (the "Company"), and Robert
J. Khoury ("the Executive"). The parties agree as follows:

                  1. Reference to Agreement: Definitions. Reference is made to an Employment Agreement dated as of May 29, 1998, between the Company and the Executive (the "Agreement"). Terms defined in the Agreement and not otherwise defined herein are used herein with the meanings so defined.

                  2. Amendments to Agreement. The Agreement is amended as follows, effective upon the date first written above:

                           2.1 Amendment to Section 7.4. Section 7.4 of the
                  Agreement is amended by deleting the word "; and" at the end of paragraph 7.4(iii), adding the word ("; and") at the end of paragraph 7.4(iv), and adding a new paragraph (v) as follows:

                                    "(v) the amount of any Gross-Up Payment
                           payable (as defined below) by the Company to the Executive under Section 7.8 hereof."

                           2.3 Amendment to Section 7. Section 7 of the
                  Agreement is amended by adding a new paragraph 7.8 as follows:

                                    "7.8 Certain Additional Payments by the
                           Company.

                           (i) Anything in this Agreement to the contrary
                  notwithstanding, in the event it shall be determined that any payment, distribution or other action by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including without limitation any additional payments required under this Section 7.8) (a "Payment") would be subject to an excise tax imposed by
                  Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Executive with respect to any such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), the Company shall make a payment to the Executive (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, the Executive retains (or has had paid to the Internal Revenue Service on his behalf) an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in the


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                  Executive's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                           (ii) Subject to the provisions of paragraph (iii) of
                  this Section 7.8, all determinations required to be made under this Section 7.8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the even that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 7.8, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 7.8 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.



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                           (iii) The Executive shall notify the Company in
                  writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but not later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                                    (A) give the Company any information
                           reasonably requested by the Company relating to such claim,

                                    (B) take such action in connection with
                           contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                                    (C) cooperate with the Company in good faith
                           in order effectively to contest such claim, and

                                    (D) permit the Company to participate in any
                           proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7.8(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free


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                           basis and shall indemnify and hold the Executive
                           harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                           (iv) If, after the receipt by the Executive of an
                  amount advanced by the Company pursuant to Section 7.8(iii), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 7.8(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to
                  Section 7.8(iii), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  3. Miscellaneous. Except as amended by this Amendment, all terms and conditions of the Agreement shall remain in full force and effect. This Amendment may be executed in any number of counterparts which together shall constitute one instrument, shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Florida and shall bind and inure to the benefit of the parties hereto and their respective successors, assigns and heirs.



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                  IN WITNESS WHEREOF, the parties hereto have hereunto set their hands, as of the date first written above.



                                  ROBERT J. KHOURY


                                  /s/ Robert J. Khoury
                                  ------------------------------------------


                                  BE AEROSPACE, INC.


                                  By:    /s/ Robert J. Khoury
                                  ------------------------------------------
                                         Title: Vice Chairman of the Board


                                  BE AEROSPACE, INC.


                                  By:    /s/ Paul E. Fulchino
                                  ------------------------------------------
                                         Title: President and Chief Operating
                                                Officer